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                                                                   EXHIBIT 10.13

                                    AGREEMENT

         THIS AGREEMENT dated as of November 30, 1997, is made by and between The Chase Manhattan Corporation, a Delaware corporation, (the "Company"), and
<<NAME>> (the "Executive").

         WHEREAS the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel; and

         WHEREAS the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the management of the Company and its subsidiaries, including the Executive, to their assigned duties;

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

         1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 15 hereof.

         2. Term of Agreement. This Agreement shall commence on January 1, 1998, and shall continue in effect through the later of (a) December 31, 2000, or (b) if a Change in Control occurs on or prior to December 31, 2000, the second anniversary of the date on which such Change in Control occurs.

         3. Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and its subsidiaries and in consideration of the Executive's covenants
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set forth in Section 5 hereof, the Company agrees, subject to the terms and conditions hereof, to pay (or cause an employing subsidiary to pay) the Executive the "Severance Payments" described in Section 4.01 hereof and the other payments and benefits described herein in the event the Executive's employment with the Company and its subsidiaries is terminated during the term of this Agreement. No amount or benefit shall be payable under this Agreement unless there shall have been a termination of the Executive's employment with the Company and its subsidiaries, as described in Section 4.01 hereof. This Agreement shall not be construed as creating an express or implied contract of employment, and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company or any of its subsidiaries.

         4. Severance Payments.

         4.01 Subject to Section 5.03 hereof, the Company shall pay (or cause an employing subsidiary to pay) the Executive the amounts, and provide the benefits, described in this Section 4.01 (the "Severance Payments") upon the termination of the Executive's employment with the Company and its subsidiaries during the term of this Agreement, unless such termination is by the Company or a subsidiary for Cause, by reason of death or Disability, or by the Executive without Good Reason.

                  (a) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a
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         series of substantially equal bi-weekly cash installment payments over the course of 24 months totalling two times the sum of (i) the Executive's Annual Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based, and (ii) the average percentage annual bonus paid or determined and payable to the Executive in respect of the three preceding calendar years (expressed as a percentage of Annual Base Salary in effect at the end of each of such years), multiplied by the Executive's Annual Base Salary described in Section 4.01(a)(i) above. The Executive may elect, prior to the receipt of any payments under this Section 4.01(a), to receive the amount described in this Section 4.01(a) in the form of a lump-sum payment as soon as practicable following the Date of Termination; provided, however, that if the Executive makes such a lump-sum election, the Executive shall forego any rights to receive the benefits described in Section 4.01(b) below.

                  (b) Except where the Executive has made a lump-sum election pursuant to the terms of Section 4.01(a) above, for a 24 month period after the Date of Termination, the Company shall provide the Executive with life, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits that constitutes Good Reason); provided, however, that the Executive shall pay his or her portion of premiums or contributions with respect to such insurance benefits at
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                                       4


         the active employee rate; and provided, further, that all general changes to the Company's life, accident and health insurance benefit programs shall apply to the Executive. (To receive health insurance coverage under this Section 4.01(b), Executive must elect coverage in accordance with the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended.) Benefits otherwise receivable by the Executive pursuant to this Section 4.01(b) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during such period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive).

                  (c) If, as of the Date of Termination, the Executive has been employed by the Company and its subsidiaries for five consecutive years, such Executive shall be entitled, commencing immediately following the 24 month period over which payments are made under
         Section 4.01(a) (or, in the event the Executive has chosen to receive a lump sum under Section 4.01(a), immediately following his or her Date of Termination), to coverage under the Company's retiree medical and life insurance programs and shall be treated as if all age and service requirements had been satisfied under such programs. The Executive shall be required to pay his or her portion of premiums or contributions with respect to such programs and such premiums or contributions payable by the Executive shall be computed as if the Executive had the greater of (i) the Executive's actual years of service or
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                                       5


         (ii) fifteen (15) years of service. The Executive shall be entitled to the same level of benefits under the retiree medical and life insurance programs as would be provided to senior executives of the Company retiring as of the Executive's Date of Termination, as may be applicable from time to time. Nothing in this Agreement shall have the effect of reducing benefits under any retiree medical or life insurance programs otherwise applicable to the Executive, provided that there shall be no duplication of benefits. Benefits otherwise receivable by the Executive pursuant to this Section 4.01(c) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during such period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive).

                  (d) Pursuant to the terms of The Chase Manhattan Corporation 1996 Long-Term Incentive Plan (or any successor plan, if applicable) (the "LTIP"), the Compensation and Benefits Committee of the Board has determined that, as of the Executive's Date of Termination, all awards made under the LTIP shall vest, including but not limited to the following, except as set forth below: (i) all stock options granted to the Executive under the LTIP shall become exercisable and any termination of the Executive's employment giving rise to Severance Payments shall be treated as a job elimination for purposes of exercising stock options under the LTIP, (ii) all restricted stock

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         units granted to the Executive under the LTIP shall vest and (iii) the restrictions on all restricted stock or other stock-based awards granted to the Executive under the LTIP that would lapse in whole or in part by reference to the Executive's period of employment shall lapse; provided, however, that notwithstanding the foregoing, any portion of a grant of stock options, restricted stock units, restricted stock or other stock-based awards awarded to the Executive under the LTIP that would vest, lapse or become exercisable solely by reference to performance criteria, such as the attainment by Company stock of a designated stock price target, shall remain in place, and will vest, lapse or become exercisable only if such restrictions lapse generally for other holders of such grant.

         4.02 Notwithstanding any other provisions of this Agreement (but subject to Section 5.03 hereof), in the event that any payment or benefit received or to be received by the Executive in connection with the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any of its subsidiaries) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would subject the Executive to an Excise Tax, the provisions set forth in Appendix B hereof shall be followed.

         4.03 No payments under this Section 4 shall be taken into account in computing any contribution to or benefit under any qualified plan (as described in Code Section 401(a)) or
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                                       7


nonqualified plan maintained by the Company or any subsidiaries or affiliates thereof.

         5. The Executive's Covenants.

         5.01 (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information, except
(i) while employed by the Company or any subsidiary, in the business of and for the benefit of the Company or any subsidiary, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company or any subsidiary, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information.

         (b) Executive and the Company shall not (except as required by law) directly or indirectly make any statement or release any information, or encourage others to make any statement or release any information that is designed to embarrass or criticize the other (or their respective employees, directors or shareholders).

         5.02 For one year following the Date of Termination, Executive shall not (without the prior written consent of the Company), either on his or her own behalf or on behalf of any person, firm or company, directly or indirectly solicit or offer employment to any person who is or was employed by the Restricted Group.
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                                       8


         5.03 As a condition of receiving payments and benefits under this Agreement, the Executive agrees to sign the form of release attached hereto as Appendix A.

         5.04 Executive and the Company agree that the covenants set forth in this Section 5 are reasonable covenants under the circumstances, and further agree that, if in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, this Agreement shall be deemed modified to the least degree necessary to make the Agreement reasonable and fully enforceable. Executive agrees that any breach of the covenants contained in this Section 5 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

         6.  Termination Procedures.

         6.01 Notice of Termination. During the term of this Agreement, any purported termination of the Executive's employment with the Company and its subsidiaries (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 9 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail
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                                       9


the facts and circumstances claimed to provide a basis for termination of the Executive's employment with the Company and its subsidiaries under the provision so indicated.

         6.02 Date of Termination. "Date of Termination", with respect to any purported termination of the Executive's employment during the term of this Agreement, shall mean (a) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (b) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company or a subsidiary, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

         7. No Mitigation; Generally No Offset. The Company agrees that, if the Executive's employment is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section
4. Further, the amount of any payment or benefit provided for in Section 4 (other than Section 4.01(b) or Section 4.01(c), to the extent provided therein) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount
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claimed to be owed by the Executive to the Company or any of its subsidiaries, or otherwise.

         8. Successors; Binding Agreement.

         8.01 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason during the term of this Agreement, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         8.02 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein,
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shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

         9. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

                           To the Company:

                           The Chase Manhattan Corporation
                           270 Park Avenue
                           New York, New York  10017
                           Attention: General Counsel

                           To the Executive:

                           <<NAME>>
                           <<STREET>>
                           <<CITY>> <<STATE>> <<ZIP>>


                  10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar
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                                       12


provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. If the employment of the Executive has been terminated and the Executive has commenced receiving Severance Payments, or if a Notice of Termination has been given to the Executive, then the obligations of the Company and the Executive under Sections 4, 5 and 6 shall survive the expiration of the term of this Agreement.

         11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         13. Entire Agreement. The Agreement represents the entire agreement between the Company and the Executive with
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                                       13


respect to the subject matter addressed herein and supersedes any prior agreement(s) relating to such subject matter between the Company and Executive.

         14. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Company and shall be in writing. The Company shall respond in writing to any such claim within sixty (60) days following receipt of such claim. Failure to respond to such claim within such period shall be deemed a denial of such claim. Any denial by the Company of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Company shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal in writing to the Company a decision of the Company within sixty (60) days after notification by the Company that the Executive's claim has been denied. The Company shall respond in writing to any such appeal within sixty (60) days following receipt of such appeal. Failure to respond to such appeal within such period shall be deemed a denial of such appeal. Except with respect to matters arising under Section 5.04 of this Agreement, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.
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                                       14


         15. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

         (a) "Annual Base Salary" shall mean the Executive's regular basic annual rate of compensation prior to any reduction therein under a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code, and shall not include (without limitation) cost of living allowances and post allowances for foreign service, fees, retainers, reimbursements, bonuses, incentive awards, prizes or similar payments.

         (b) "Base Amount" shall have the meaning defined in Section 280G(b)(3) of the Code.

         (c) "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.

         (d) "Board" shall mean the Board of Directors of the Company.

         (e) "Cause" for termination by the Company or a subsidiary of the Executive's employment, during the term of this Agreement, shall mean:

              (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company, or a subsidiary of the Company, as such duties may be defined from time to time, or abide by the written policies of the Company or of the Executive's primary employer (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of
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                                       15


         Termination for Good Reason by the Executive pursuant to Section 6.01) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive's duties or has not abided by written policies, or

              (ii) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company and its subsidiaries.

         (f) A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following clauses shall have been satisfied:

              (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

              (ii) during any period of twenty-four (24) consecutive months (not including any period prior to
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                                       16


         the commencement of the term of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clauses
         (i), (iii) or (iv) of this Section 15(f)) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

              (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, or a plan of complete liquidation of the Company, other than (A) a merger, consolidation or liquidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or
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                                       17


         liquidation, or (B) a merger, consolidation or liquidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

              (iv) the shareholders of the Company approve an agreement for the sale or disposition by the Company (other than to a subsidiary) of all or substantially all the Company's assets.

         (g) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (h) "Company" shall mean The Chase Manhattan Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

         (i) "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Restricted Group or the customers of the Restricted Group, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

         (j) "Date of Termination" shall have the meaning stated in Section 6.02 hereof.

         (k) "Disability" shall be deemed the reason for the termination by the Company or a subsidiary of the Executive's employment, if, as a result of the Executive's
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                                       18


         incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company and its subsidiaries for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

                  (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  (m) "Excise Tax" shall mean any excise tax imposed under
         Section 4999 of the Code.

                  (n) "Executive" shall mean the individual named in the first paragraph of this Agreement.

                  (o) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts, or failure to act, unless, in the case of any act or failure to act described in clause (i), (ii), (iii), (iv), (v) or (vi) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                       (i) a substantial diminution, occurring on or after
                  the date of (or in contemplation of) a Change in Control, in the overall importance of the Executive's role, as determined by balancing (A) any increase or decrease in the scope of the Executive's management
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                                       19


                  responsibilities against (B) any increase or decrease in the relative sizes of the businesses, activities or functions (or portions thereof) for which the Executive has responsibility; provided, however, that none of (I) a change in the Executive's title or employer, (II) a change in the hierarchy and (III) a change in the Executive's responsibilities from line to staff or vice versa, either individually or collectively shall, by itself or themselves, be considered Good Reason;

                       (ii) a reduction in the Executive's Annual Base
                  Salary as in effect on the date hereof or as the same may be increased from time to time;

                       (iii) the relocation of the principal place of the
                  Executive's employment to a location that is more than fifty
                  (50) miles from such principal place of employment immediately prior to the commencement of the term of this Agreement (unless such relocation is to the New York Metropolitan Area or from one location outside of the United States to another location outside the United States); provided, however, that no relocation shall constitute Good Reason unless the Executive gives notice to the Company objecting to such relocation within sixty (60) days after such relocation;

                       (iv) the failure by the Company or a subsidiary to
                  pay to the Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company or a subsidiary within thirty (30) days after the date such compensation is due;

                       (v) the failure by the Company or a subsidiary to pay
                  the Executive by February 15 following any calendar year an annual cash bonus for such calendar year that, in the reasonable, good faith judgment of the Compensation and Benefits Committee of the Board (or its designee), fairly reflects the performance of the Executive, any unit or units (or portions thereof) for which the Executive was responsible and the Company as a whole during such calendar year; provided, however, that the Executive may not claim that a bonus equal to or greater than the highest annual bonus paid to the Executive for any of the three calendar years immediately preceding the commencement of the term of this Agreement does not fairly reflect such performance; or

                       (vi) the failure by the Company or a subsidiary to
                  include the Executive in any other employee benefit or compensation plan or arrangement on a basis reasonably comparable to that generally available to other executives of the Company and its subsidiaries having responsibilities of equal importance to those of the Executive; provided, however, that failure to include the Executive in a plan or arrangement designed for a general category of positions that does not include the Executive's position, as determined in good faith by the Compensation and Benefits Committee of the Board (or its designee), shall not be considered Good Reason.

The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

         (p) "Gross-Up Payment" shall have the meaning given in Appendix B hereof.

         (q) "LTIP" shall have the meaning stated in Section 4.01(d) hereof.

         (r) "Notice of Termination" shall have the meaning stated in Section
     6.01 hereof.

         (s) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         (t) "Restricted Group" shall mean the Company, its subsidiaries and their affiliates.
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                                       22


         (u) "Severance Payments" shall mean those payments described in Section
     4.01 hereof. (v) "Total Payments" shall mean those payments described in
     Section 4.02 hereof.

                                        THE CHASE MANHATTAN CORPORATION

                                        By____________________________
                                          John J. Farrell
                                          Director Human Resources



                                          ____________________________
                                          Executive
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APPENDIX A


                                 FORM OF RELEASE


         For and in consideration of the payments and other benefits described in the Agreement dated as of November 30, 1997, between The Chase Manhattan Corporation (the "Company") and me (the "Agreement"), and for other good and valuable consideration, I hereby release the Company, its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the "Released Parties") from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release (except a claim for the payments described in the Agreement). Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., the New York State Human Rights Law, N.Y. Exec. Law, Section 296 et seq., the New York City Administrative Code, the New Jersey State Law Against Discrimination, N.J. Stat., Section 10:5-1, et seq., and Connecticut General Statutes, Section 46a-60 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of my employment with the Company and its subsidiaries, as well as any and all claims under state contract or tort law.

         I have read this Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to me pursuant to the attached Agreement until 8 days have passed since my signing of this Release without my signature having been revoked. Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily.
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         Notwithstanding anything else herein to the contrary, this Release shall not affect: the obligations of the Company set forth in the Agreement or other obligations that, by their terms, are to be performed after the date hereof (including, without limitation, obligations to me under any stock option, stock award or incentive plans or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify me respecting acts or omissions in connection with my service as an officer or employee of the Company and its subsidiaries; or any right I may have to obtain contribution in the event of the entry of judgment against me as a result of any act or failure to act for which both I and the Company are jointly responsible.

         This Release, and the attached Agreement, are final and binding and may not be changed or modified except in a writing signed by both parties.



--------------------------                   ------------------------------
      Date                                             Executive
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APPENDIX B


                              EXCISE TAX PROCEDURES


         1. In the event that the Executive becomes entitled to the Severance Payments, if any of the Total Payments will be subject to the Excise Tax, and if such Total Payments less the Excise Tax is less than the maximum amount of Total Payments which would otherwise be payable to the Executive without the imposition of an Excise Tax, then, to the extent necessary to eliminate the imposition of an Excise Tax (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), (a) the cash Severance Payments shall first be reduced (if necessary, to zero), and (b) all other non-cash Severance Payments shall next be reduced (if necessary, to zero). For purposes of this limitation:
(i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and 280G(d)(4) of the Code.

         2. In the event that the Executive becomes entitled to the Severance Payments, if any of the Total Payments will be subject to the Excise Tax, and if such Total Payments less the Excise Tax thereon is greater than the maximum amount of Total Payments which would otherwise be payable to the Executive without the imposition of a Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 2, shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax: (a) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the
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Company's independent auditors and reasonably acceptable to the Executive such
Total Payments (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and 280G(d)(4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Payments.

         3. The payments provided for in Sections 1 and 2 hereof shall be made not later than the fifteenth day following the Date of Termination, provided, however, that if the amounts of such payments, and the limitation on such payments set forth in Section 1 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of
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                                       27

Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). At the time that payments are made under this Section 3, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

         4. If the benefits provided to the Executive under Section 4.01(b) or 4.01(c) of the Agreement shall result in a decrease, pursuant to Section 4.02 of the Agreement, in the Severance Payments, and such Section 4.01(b) or 4.01(c) benefits are thereafter reduced because of the receipt of comparable benefits, the Company shall, at the time of such reduction, pay to the Executive the lesser of (a) the amount of the decrease made in the Severance Payments pursuant to Section 4.02 of the Agreement, or (b) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of Section 280G of the Code.